Sound Financial Bancorp, Inc. Q1 2025 Results
Seattle, WA, April 29, 2025 — Sound Financial Bancorp, Inc. (the "Company") (Nasdaq: SFBC), the holding company for Sound Community Bank (the "Bank"), today reported net income of $1.2 million for the quarter ended March 31, 2025, or $0.45 diluted earnings per share, as compared to net income of $1.9 million, or $0.74 diluted earnings per share, for the quarter ended December 31, 2024, and $770 thousand, or $0.30 diluted earnings per share, for the quarter ended March 31, 2024. The Company also announced today that its Board of Directors declared a cash dividend on the Company's common stock of $0.19 per share, payable on May 23, 2025 to stockholders of record as of the close of business on May 9, 2025.

Comments from the President / Chief Executive Officer and Chief Financial Officer
“Despite ongoing economic uncertainty, we remained focused on lowering our cost of deposits and originating new loans at higher rates, which contributed to a 12-basis point improvement in our net interest margin compared to the prior quarter. This reflects the team's strong efforts to build full banking relationships by addressing both the lending and deposit needs of our consumer and business clients,” remarked Laurie Stewart, President and Chief Executive Officer.

"We continue to prioritize expense management, even though expenses increased compared to the previous quarter. The quarter-over-quarter increase was largely due to typical year-end accrual adjustments and annual expenses that are recognized in the first quarter. However, when compared to the first quarter of 2024, we have seen reductions in combined salaries and benefits, and operational expenses, thanks to our investments in technology. We also expect the year-over-year growth in data processing costs to moderate as the year progresses," explained Wes Ochs, Executive Vice President and Chief Financial Officer.

Mr. Ochs continued, "While we did see an increase in nonperforming loans this quarter mainly due to two specific credits, one of which has since been repaid, we have not observed broader signs of stress in the loan portfolio. Importantly, we also successfully exited a $17 million loan that had been rated as special mention, which contributed to the decline in overall loan balances. Notably, 83% of our nonperforming loans are tied to just four loans, each with its own unique circumstances. These loans are well-secured, and we are actively working toward resolutions in the near-term."

Q1 2025 Financial Performance
Total assets increased $75.6 million or 7.6% to $1.07 billion at March 31, 2025, from $993.6 million at December 31, 2024, and decreased $17.5 million or 1.6% from $1.09 billion at March 31, 2024.
Net interest income decreased $149 thousand or 1.8% to $8.1 million for the quarter ended March 31, 2025, from $8.2 million for the quarter ended December 31, 2024, and increased $611 thousand or 8.2% from $7.5 million for the quarter ended March 31, 2024.

Net interest margin ("NIM"), annualized, was 3.25% for the quarter ended March 31, 2025, compared to 3.13% for the quarter ended December 31, 2024 and 2.95% for the quarter ended March 31, 2024.
Loans held-for-portfolio decreased $13.9 million or 1.5% to $886.2 million at March 31, 2025, compared to $900.2 million at December 31, 2024, and decreased $11.7 million or 1.3% from $897.9 million at March 31, 2024.

A $203 thousand release of provision for credit losses was recorded for the quarter ended March 31, 2025, compared to a $14 thousand provision and a $33 thousand release of provision for credit losses for the quarters ended December 31, 2024 and March 31, 2024, respectively. At March 31, 2025, the allowance for credit losses on loans to total loans outstanding was 0.95%, compared to 0.94% at December 31, 2024 and 0.96% at March 31, 2024.

Total deposits increased $72.5 million or 8.7% to $910.3 million at March 31, 2025, from $837.8 million at December 31, 2024, and decreased $6.5 million or 0.7% from $916.9 million at March 31, 2024. Noninterest-bearing deposits decreased $5.8 million or 4.4% to $126.7 million at March 31, 2025 compared to $132.5 million at December 31, 2024, and decreased $2.0 million or 1.5% compared to $128.7 million at March 31, 2024.

Total noninterest income decreased $62 thousand or 5.3% to $1.1 million for the quarter ended March 31, 2025, compared to the quarter ended December 31, 2024, and was virtually unchanged compared to the quarter ended March 31, 2024.

The loans-to-deposits ratio was 98% at March 31, 2025, compared to 108% at December 31, 2024 and 98% at March 31, 2024.

Total noninterest expense increased $856 thousand or 12.1% to $7.9 million for the quarter ended March 31, 2025, compared to the quarter ended December 31, 2024, and increased $258 thousand or 3.4% compared to the quarter ended March 31, 2024.

Total nonperforming loans increased $2.2 million or 28.9% to $9.7 million at March 31, 2025, from $7.5 million at December 31, 2024, and increased $600 thousand or 6.6% from $9.1 million at March 31, 2024. Nonperforming loans to total loans was 1.09% and the allowance for credit losses on loans to total nonperforming loans was 86.95% at March 31, 2025.

The Bank continued to maintain capital levels in excess of regulatory requirements and was categorized as "well-capitalized" at March 31, 2025.

Operating Results
Net Interest Income after (Release of) Provision for Credit Losses

	For the Quarter Ended			Q1 2025 vs. Q4 2024		Q1 2025 vs. Q1 2024
	March 31, 2025	December 31, 2024	March 31, 2024	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)
	(Dollars in thousands, unaudited)
Interest income	$13,706	$14,736	$13,760	$(1,030)	(7.0)%	$(54)	(0.4)%
Interest expense	5,635	6,516	6,300	(881)	(13.5)%	(665)	(10.6)%
Net interest income	8,071	8,220	7,460	(149)	(1.8)%	611	8.2%
(Release of) provision for credit losses	(203)	14	(33)	(217)	(1550.0)%	(170)	515.2%
Net interest income after (release of) provision for credit losses	8,274	8,206	7,493	68	0.8%	781	10.4%
Q1 2025 vs Q4 2024
The decrease in interest income from the prior quarter was primarily due to a lower average balance of loans, investments and interest-earning cash, an eight basis point decline in the average yield on loans, a 41 basis point decline in the average yield on interest-bearing cash, and a 57 basis point decline in the average yield on investments.
Interest income on loans decreased $482 thousand, or 3.7%, to $12.6 million for the quarter ended March 31, 2025, compared to $13.1 million for the quarter ended December 31, 2024. The average balance of total loans was $896.8 million for the quarter ended March 31, 2025, down from $900.8 million for the quarter ended December 31, 2024. The decrease in the average balance of total loans was primarily due to declines in construction and land loans and one-to-four family loans, offset by growth in commercial and multifamily loans and home equity loans. The average balances for manufactured home loans, floating home loans, commercial business loans, and other consumer loans remained relatively flat from the fourth quarter of 2024. The average yield on total loans was 5.69% for the quarter ended March 31, 2025, down from 5.77% for the quarter ended December 31, 2024. The decline was primarily due to interest that was reversed on nonaccrual loans during the first quarter, as well as interest that had been recognized on those loans in the fourth quarter. This was partly offset by new loans being made at higher interest rates and some variable-rate loans adjusting upward. Interest income on investments was $108 thousand for the quarter ended March 31, 2025, compared to $132 thousand for the quarter ended December 31, 2024. Interest income on interest-bearing cash decreased $524 thousand to $1.0 million for the quarter ended March 31, 2025, compared to $1.5 million for the quarter ended December 31, 2024. This decrease was a result of both lower average yields and average balances during the quarter.
The decrease in interest expense during the current quarter from the prior quarter was primarily the result of lower average balances and rates paid on all categories of interest-bearing deposits. The average cost of deposits was 2.37% for the quarter ended March 31, 2025, down from 2.58% for the quarter ended December 31, 2024 as higher costing deposits repriced lower due to market interest rate cuts beginning in September 2024. The average cost of FHLB advances was 4.25% for the quarter ended March 31, 2025, down from 4.31% for the quarter ended December 31, 2024.
A release of provision for credit losses of $203 thousand was recorded for the quarter ended March 31, 2025, consisting of a release of provision for credit losses on loans of $85 thousand and a release of provision for credit losses on unfunded loan commitments of $118 thousand. This compared to a provision for credit losses of $14 thousand for the quarter ended December 31, 2024, consisting of a release of provision for credit losses on loans of $73 thousand and a provision for credit losses on unfunded loan commitments of $87 thousand. The decrease in the provision for credit losses for the quarter ended March 31, 2025 compared to the quarter ended December 31, 2024 resulted primarily from a smaller loan portfolio and a reduced balance of unfunded commitments, partially offset by an additional qualitative adjustment applied to certain loan segments, specifically consumer and construction loans, reflecting increased uncertainty in market conditions tied to the impact of tariffs and other external factors affecting our clients. Expected credit loss estimates consider various factors, including market conditions, borrower-specific information, projected delinquencies, and anticipated effects of economic trends on borrowers' ability to repay.

Q1 2025 vs Q1 2024
Interest income on loans increased $355 thousand, or 2.9%, to $12.6 million for the quarter ended March 31, 2025, compared to $12.2 million for the quarter ended March 31, 2024. The average balance of total loans was $896.8 million for the quarter ended March 31, 2025, up from $895.4 million for the quarter ended March 31, 2024. The average yield on total loans was 5.69% for the quarter ended March 31, 2025, up from 5.49% for the quarter ended March 31, 2024. The increase in the average loan yield during the current quarter, compared to the same quarter in 2024, was primarily due to the origination of new loans at higher interest rates. Additionally, variable-rate loans resetting to higher rates contributed to the increase in average yield compared to the first quarter of 2024. Interest income on investments was $108 thousand for the quarter ended March 31, 2025, compared to $111 thousand for the quarter ended March 31, 2024. Interest income on interest-bearing cash decreased $406 thousand to $1.0 million for the quarter ended March 31, 2025, compared to $1.4 million for the quarter ended March 31, 2024. The decrease was a result of both a lower average yield and average balance.
The decrease in interest expense during the current quarter from the same quarter a year ago was primarily the result of a $18.9 million decrease in the average balance of interest-bearing demand and NOW accounts, a $25.5 million decrease in the average balance of certificate accounts, and a $15.0 million decrease in the average balance of FHLB advances, as well as lower average rates paid on all categories of interest-bearing deposits; resulting from lower market interest rates generally. These average-balance decreases were partially offset by a $51.0 million increase in the average balance of savings and money market accounts. The average cost of deposits was 2.37% for the quarter ended March 31, 2025, down from 2.57% for the quarter ended March 31, 2024. The average cost of FHLB advances was 4.25% for the quarter ended March 31, 2025, down from 4.31% for the quarter ended March 31, 2024.
A release of provision for credit losses of $203 thousand was recorded for the quarter ended March 31, 2025, consisting of a release of provision for credit losses on loans of $85 thousand and a release of provision for credit losses on unfunded loan commitments of $118 thousand. This compared to a release of provision for credit losses of $33 thousand for the quarter ended March 31, 2024, consisting of a release of provision for credit losses on loans of $106 thousand and a provision for credit losses on unfunded loan commitments of $73 thousand. The larger release recorded in the current quarter primarily reflected the factors discussed above.
Noninterest Income

	For the Quarter Ended			Q1 2025 vs. Q4 2024		Q1 2025 vs. Q1 2024
	March 31, 2025	December 31, 2024	March 31, 2024	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)
	(Dollars in thousands, unaudited)
Service charges and fee income	$684	$619	$612	$65	10.5%	$72	11.8%
Earnings on bank-owned life insurance (“BOLI”)	195	127	177	68	53.5%	18	10.2%
Mortgage servicing income	269	277	282	(8)	(2.9)%	(13)	(4.6)%
Fair value adjustment on mortgage servicing rights	(99)	77	(65)	(176)	(228.6)%	(34)	52.3%
Net gain on sale of loans	49	53	90	(4)	(7.5)%	(41)	(45.6)%
Other income	—	7	—	(7)	(100.0)%	—	100.0%
Total noninterest income	$1,098	$1,160	$1,096	$(62)	(5.3)%	$2	0.2%
Q1 2025 vs Q4 2024
The decrease in noninterest income during the current quarter compared to the quarter ended December 31, 2024 was primarily related to
•a $176 thousand downward adjustment in fair value of mortgage servicing rights due to a smaller servicing portfolio, partially offset by :
•an increase of $68 thousand in earnings from BOLI primarily due to the strategic decision to surrender and exchange existing policies into higher yielding policies in the first quarter, offset by fluctuations in financial markets which decreased the values of policies; and
•a $65 thousand increase in service charges and fee income due to a volume incentive paid by Mastercard in the first quarter of 2025 and higher interchange income.
Loans sold during the quarter ended March 31, 2025, totaled $2.0 million, compared to $3.5 million and $4.2 million of loans sold during the quarters ended December 31, 2024 and March 31, 2024, respectively.

Q1 2025 vs Q1 2024
The increase in noninterest income during the current quarter compared to the quarter ended March 31, 2024 was primarily due to
•a $72 thousand increase in service charges and fee income primarily due to the reasons noted above, and
•an $18 thousand increase in earnings from BOLI primarily due to the strategic decision to surrender and exchange existing policies into higher yielding policies in the first quarter, offset by fluctuations in financial markets, which reduced the values of policies. The increases in service charges and fee income and in earnings from BOLI were partially offset by
•a $13 thousand decrease in mortgage servicing income as a result of the portfolio paying down at a faster rate than originations replace repayments;
•a $34 thousand decrease in the fair value adjustment on mortgage servicing rights due to a smaller servicing portfolio; and
•a $41 thousand decrease in net gain on sale of loans due to fewer loans sold.
Noninterest Expense

	For the Quarter Ended			Q1 2025 vs. Q4 2024		Q1 2025 vs. Q1 2024
	March 31, 2025	December 31, 2024	March 31, 2024	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)
	(Dollars in thousands, unaudited)
Salaries and benefits	$4,595	$3,920	$4,543	$675	17.2%	$52	1.1%
Operations	1,365	1,329	1,457	36	2.7%	(92)	(6.3)%
Regulatory assessments	221	189	189	32	16.9%	32	16.9%
Occupancy	437	409	444	28	6.8%	(7)	(1.6)%
Data processing	1,293	1,232	1,017	61	5.0%	276	27.1%
Net loss (gain) on OREO and repossessed assets	3	(21)	6	24	(114.3)%	(3)	(50.0)%
Total noninterest expense	$7,914	$7,058	$7,656	$856	12.1%	$258	3.4%
Q1 2025 vs Q4 2024
The increase in noninterest expense during the current quarter from the quarter ended December 31, 2024 was primarily a result of:
•a $675 thousand increase in salaries and benefits related to higher salaries expense, partially due to accrual reversals in the fourth quarter 2024, along with an annual deferred compensation contribution for key executives made in the first quarter of each year, higher 401(k) contributions, and higher payroll taxes related to annual bonus payments;
•a $32 thousand increase in regulatory assessments due to a higher estimated accrual for exam costs;
•a $28 thousand increase in occupancy due to higher annual property charges and maintenance fees recognized in the first quarter;
•a $61 thousand increase in data processing due to higher vendor fees associated with annual subscription renewals; and
•a $24 thousand increase in OREO and repossessed assets due to the addition of a new property in the first quarter of 2025 and the absence of property sales in the prior quarter.
Q1 2025 vs Q1 2024
The increase in noninterest expense during the current quarter from the quarter ended March 31, 2024 was primarily a result of:
•a $276 thousand increase in data processing expenses due to various project implementations that began amortizing in the third quarter of 2024 and the reimbursement of expenses by a software vendor in the first quarter of 2024;
•a $32 thousand increase in regulatory assessment expenses due to a higher estimated accrual for exam costs.

These increases were partially offset by a $92 thousand decrease in operations expense, primarily due to the recognition of annual fee reimbursements from Mastercard beginning in the first quarter of 2025 and lower expenses across various accounts resulting from ongoing cost saving initiatives and process improvements.
Balance Sheet Review, Capital Management and Credit Quality

Assets at March 31, 2025 totaled $1.07 billion, up from $993.6 million at December 31, 2024 and down from $1.09 billion at March 31, 2024. The increase in total assets from December 31, 2024 was primarily due to an increase in cash and cash equivalents, partially offset by a lower balance of loans held-for-portfolio. The decrease from one year ago was primarily a result of lower balances of cash and cash equivalents and loans held-for-portfolio.
Cash and cash equivalents increased $87.9 million, or 201.3%, to $131.5 million at March 31, 2025, compared to $43.6 million at December 31, 2024, and decreased $6.5 million, or 4.7%, from $138.0 million at March 31, 2024. The increased cash and cash equivalents from the prior quarter-end was primarily due to the strategic decision to sell reciprocal deposits at the end of 2024, which reduced our cash balances. These reciprocal deposits returned to our balance sheet in the first quarter of 2025.
Investment securities decreased $110 thousand, or 1.1%, to $9.8 million at March 31, 2025, compared to $9.9 million at December 31, 2024, and decreased $462 thousand, or 4.5%, from $10.3 million at March 31, 2024, as pay-offs and paydowns of investments exceeded new purchases. Held-to-maturity securities totaled $2.1 million at both March 31, 2025 and December 31, 2024, and totaled $2.2 million at March 31, 2024. Available-for-sale securities totaled $7.7 million at March 31, 2025, compared to $7.8 million at December 31, 2024 and $8.1 million at March 31, 2024.
Loans held-for-portfolio were $886.2 million at March 31, 2025, compared to $900.2 million at December 31, 2024 and $897.9 million at March 31, 2024. The decrease from both prior dates was primarily due to the payoff during the first quarter of 2025 of one $17.0 million loan that was risk rated special mention.
Nonperforming assets (“NPAs”), which are comprised of nonaccrual loans (including nonperforming modified loans), other real estate owned (“OREO”) and other repossessed assets, increased $2.2 million, or 29.4%, to $9.7 million at March 31, 2025, from $7.5 million at December 31, 2024 and decreased $49 thousand, or 0.5%, from $9.7 million at March 31, 2024. The increase in NPAs from December 31, 2024 was primarily due to the addition of six loans totaling $2.4 million to nonaccrual status, including two commercial real estate loans of $1.1 million and $988 thousand. The increase also included $41 thousand of other real estate owned properties. These additions were partially offset by $207 thousand in regular loan payments. Subsequent to quarter-end, the $988 thousand commercial real estate loan added during the quarter was paid-off. The decrease in NPAs from one year ago was primarily due to payoffs totaling $2.1 million, the return of $522 thousand of loans to accrual status, the sale of two other real estate owned properties for $690 thousand, and regular loan payments. These decreases were partially offset by the placement of an additional $3.6 million of loans on nonaccrual status, which included the two commercial real estate loans noted above.
NPAs to total assets were 0.91%, 0.75% and 0.90% at March 31, 2025, December 31, 2024 and March 31, 2024, respectively. The allowance for credit losses on loans to total loans outstanding was 0.95% at March 31, 2025, compared to 0.94% at December 31, 2024 and 0.96% at March 31, 2024. Net loan charge-offs for the first quarter of 2025 totaled $21 thousand, compared to $13 thousand for the fourth quarter of 2024, and $56 thousand for the first quarter of 2024.

The following table summarizes our NPAs at the dates indicated (dollars in thousands):

	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Nonperforming Loans:
One-to-four family	$762	$537	$745	$822	$835
Home equity loans	368	298	338	342	83
Commercial and multifamily	5,627	3,734	4,719	5,161	4,747
Construction and land	22	24	25	28	29
Manufactured homes	501	521	230	136	166
Floating homes	2,363	2,363	2,377	2,417	3,192
Commercial business	—	11	23	—	—
Other consumer	10	3	32	3	1
Total nonperforming loans	9,653	7,491	8,489	8,909	9,053
OREO and Other Repossessed Assets:
Commercial and multifamily	—	—	—	—	575
Manufactured homes	41	—	115	115	115
Total OREO and repossessed assets	41	—	115	115	690
Total NPAs	$9,694	$7,491	$8,604	$9,024	$9,743

Percentage of Nonperforming Loans:
One-to-four family	7.9%	7.3%	8.7%	9.1%	8.5%
Home equity loans	3.8	4.0	3.9	3.8	0.9
Commercial and multifamily	58.0	49.8	54.8	57.2	48.7
Construction and land	0.2	0.3	0.3	0.3	0.3
Manufactured homes	5.2	7.0	2.7	1.5	1.7
Floating homes	24.4	31.5	27.6	26.8	32.8
Commercial business	—	0.1	0.3	—	—
Other consumer	0.1	—	0.4	—	—
Total nonperforming loans	99.6	100.0	98.7	98.7	92.9
Percentage of OREO and Other Repossessed Assets:
Commercial and multifamily	—	—	—	—	5.9
Manufactured homes	0.4	—	1.3	1.3	1.2
Total OREO and repossessed assets	0.4	—	1.3	1.3	7.1
Total NPAs	100.0%	100.0%	100.0%	100.0%	100.0%

The following table summarizes the allowance for credit losses at the dates and for the periods indicated (dollars in thousands, unaudited):

	At or For the Quarter Ended:
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Allowance for Credit Losses on Loans
Balance at beginning of period	$8,499	$8,585	$8,493	$8,598	$8,760
(Release of) provision for credit losses during the period	(85)	(73)	106	(88)	(106)
Net charge-offs during the period	(21)	(13)	(14)	(17)	(56)
Balance at end of period	$8,393	$8,499	$8,585	$8,493	$8,598
Allowance for Credit Losses on Unfunded Loan Commitments
Balance at beginning of period	$234	$147	$245	$266	$193
Provision for (release of) provision for credit losses during the period	(118)	87	(98)	(21)	73
Balance at end of period	116	234	147	245	266
Allowance for Credit Losses	$8,509	$8,733	$8,732	$8,738	$8,864
Allowance for credit losses on loans to total loans	0.95%	0.94%	0.95%	0.96%	0.96%
Allowance for credit losses to total loans	0.96%	0.97%	0.97%	0.98%	0.99%
Allowance for credit losses on loans to total nonperforming loans	86.95%	113.46%	101.13%	95.33%	94.97%
Allowance for credit losses to total nonperforming loans	88.15%	116.58%	102.86%	98.08%	97.91%

Total deposits increased $72.5 million, or 8.7%, to $910.3 million at March 31, 2025, from $837.8 million at December 31, 2024 and decreased $6.5 million, or 0.7%, from $916.9 million at March 31, 2024. The increase in total deposits compared to the prior quarter-end was primarily a result of the movement of reciprocal deposits off balance sheet for strategic objectives at year-end, followed by the return of those deposits to our balance sheet in the first quarter of 2025, and a decrease in one high cost money market deposit relationship as part of our strategic decision to decrease our overall cost of funds. Noninterest-bearing deposits decreased $5.8 million, or 4.4%, to $126.7 million at March 31, 2025, compared to $132.5 million at December 31, 2024 and decreased $2.0 million, or 1.5%, from $128.7 million at March 31, 2024. Noninterest-bearing deposits represented 13.9%, 15.8% and 14.0% of total deposits at March 31, 2025, December 31, 2024 and March 31, 2024, respectively.
FHLB advances totaled $25.0 million at March 31, 2025, compared to $25.0 million at both December 31, 2024, and March 31, 2024. FHLB advances are primarily used to support organic loan growth and to maintain liquidity ratios in line with our asset/liability objectives. FHLB advances outstanding at March 31, 2025 had maturities ranging from early 2026 through early 2028. Subordinated notes, net totaled $11.8 million at both March 31, 2025 and December 31, 2024, and $11.7 million at March 31, 2024.
Stockholders’ equity totaled $104.4 million at March 31, 2025, an increase of $765 thousand, or 0.7%, from $103.7 million at December 31, 2024, and an increase of $3.4 million, or 3.4%, from $101.0 million at March 31, 2024. The increase in stockholders’ equity from December 31, 2024 was primarily the result of $1.2 million of net income earned during the current quarter, $81 thousand in share-based compensation, and $21 thousand in common stock options exercised, partially offset by a $17 thousand increase in accumulated other comprehensive loss, net of tax and the payment of $487 thousand in cash dividends to the Company's stockholders.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, which is headquartered in Seattle, Washington and has full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one loan production office located in the Madison Park neighborhood of Seattle. For more information, please visit www.soundcb.com.

Forward-Looking Statements Disclaimer

When used in this press release and in documents filed or furnished by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors listed below or because of other factors that we cannot foresee that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Factors which could cause actual results to differ materially, include, but are not limited to: adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation or deflation, a recession or slowed economic growth, as well as supply chain disruptions; changes in the interest rate environment, including increases and decreases in the Board of Governors of the Federal Reserve System (the Federal Reserve) benchmark rate and the duration at which such interest rate levels are maintained, which could adversely affect our revenues and expenses, the values of our assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; changes in consumer spending, borrowing and savings habits; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans;expectations regarding key growth initiatives and strategic priorities; environmental, social and governance goals and targets; results of examinations of the Company or the Bank by their regulators; increased competition; changes in management's business strategies; legislative changes; changes in the regulatory and tax environments in which the Company operates; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on our third-party vendors; the potential for new or increased tariffs, trade restrictions, or geopolitical tensions that could affect economic activity or specific industry sectors; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, civil unrest and other external events on our business; and other factors described in the Company's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other documents filed with or furnished to the SEC, which are available at www.soundcb.com and on the SEC's website at www.sec.gov. The risks inherent in these factors could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company and could negatively affect the Company's operating and stock performance.

The Company does not undertake—and specifically disclaims any obligation—to revise any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statement.

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Interest income	$13,706	$14,736	$14,838	$14,039	$13,760
Interest expense	5,635	6,516	6,965	6,591	6,300
Net interest income	8,071	8,220	7,873	7,448	7,460
(Release of) provision for credit losses	(203)	14	8	(109)	(33)
Net interest income after (release of) provision for credit losses	8,274	8,206	7,865	7,557	7,493
Noninterest income:
Service charges and fee income	684	619	628	761	612
Earnings on bank-owned life insurance	195	127	186	134	177
Mortgage servicing income	269	277	280	279	282
Fair value adjustment on mortgage servicing rights	(99)	77	101	(116)	(65)
Net gain on sale of loans	49	53	40	74	90
Other income	—	7	—	30	—
Total noninterest income	1,098	1,160	1,235	1,162	1,096
Noninterest expense:
Salaries and benefits	4,595	3,920	4,469	4,658	4,543
Operations	1,365	1,329	1,540	1,569	1,457
Regulatory assessments	221	189	189	220	189
Occupancy	437	409	414	397	444
Data processing	1,293	1,232	1,067	910	1,017
Net (gain) loss on OREO and repossessed assets	3	(21)	—	(17)	6
Total noninterest expense	7,914	7,058	7,679	7,737	7,656
Income before provision for income taxes	1,458	2,308	1,421	982	933
Provision for income taxes	291	389	267	187	163
Net income	$1,167	$1,919	$1,154	$795	$770

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, unaudited)

	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
ASSETS
Cash and cash equivalents	$131,494	$43,641	$148,930	$135,111	$137,977
Available-for-sale securities, at fair value	7,689	7,790	8,032	7,996	8,115
Held-to-maturity securities, at amortized cost	2,121	2,130	2,139	2,147	2,157
Loans held-for-sale	2,267	487	65	257	351
Loans held-for-portfolio	886,226	900,171	901,733	889,274	897,877
Allowance for credit losses - loans	(8,393)	(8,499)	(8,585)	(8,493)	(8,598)
Total loans held-for-portfolio, net	877,833	891,672	893,148	880,781	889,279
Accrued interest receivable	3,540	3,471	3,705	3,413	3,617
Bank-owned life insurance, net	22,685	22,490	22,363	22,172	22,037
Other real estate owned ("OREO") and other repossessed assets, net	41	—	115	115	690
Mortgage servicing rights, at fair value	4,688	4,769	4,665	4,540	4,612
Federal Home Loan Bank ("FHLB") stock, at cost	1,734	1,730	2,405	2,406	2,406
Premises and equipment, net	4,591	4,697	4,807	4,906	6,685
Right-of-use assets	3,546	3,725	3,779	4,020	4,259
Other assets	6,957	7,031	6,777	6,995	4,500
TOTAL ASSETS	$1,069,186	$993,633	$1,100,930	$1,074,859	$1,086,685
LIABILITIES
Interest-bearing deposits	$783,660	$705,267	$800,480	$781,854	$788,217
Noninterest-bearing deposits	126,687	132,532	129,717	124,915	128,666
Total deposits	910,347	837,799	930,197	906,769	916,883
Borrowings	25,000	25,000	40,000	40,000	40,000
Accrued interest payable	586	765	908	760	719
Lease liabilities	3,828	4,013	4,079	4,328	4,576
Other liabilities	10,774	9,371	9,711	9,105	9,578
Advance payments from borrowers for taxes and insurance	2,450	1,260	2,047	812	2,209
Subordinated notes, net	11,770	11,759	11,749	11,738	11,728
TOTAL LIABILITIES	964,755	889,967	998,691	973,512	985,693
STOCKHOLDERS' EQUITY:
Common stock	25	25	25	25	25
Additional paid-in capital	28,515	28,413	28,296	28,198	28,110
Retained earnings	76,952	76,272	74,840	74,173	73,907
Accumulated other comprehensive loss, net of tax	(1,061)	(1,044)	(922)	(1,049)	(1,050)
TOTAL STOCKHOLDERS' EQUITY	104,431	103,666	102,239	101,347	100,992
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,069,186	$993,633	$1,100,930	$1,074,859	$1,086,685

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Annualized return on average assets	0.45%	0.70%	0.42%	0.30%	0.29%
Annualized return on average equity	4.53%	7.40%	4.50%	3.17%	3.06%
Annualized net interest margin(1)	3.25%	3.13%	2.98%	2.92%	2.95%
Annualized efficiency ratio(2)	86.31%	75.25%	84.31%	89.86%	89.48%
(1)Net interest income divided by average interest earning assets.
(2)Noninterest expense divided by total revenue (net interest income and noninterest income).

PER COMMON SHARE DATA
(unaudited)

	At or For the Quarter Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Basic earnings per share	$0.45	$0.75	$0.45	$0.31	$0.30
Diluted earnings per share	$0.45	$0.74	$0.45	$0.31	$0.30
Weighted-average basic shares outstanding	2,554,265	2,547,210	2,544,233	2,540,538	2,539,213
Weighted-average diluted shares outstanding	2,578,609	2,578,771	2,569,368	2,559,015	2,556,958
Common shares outstanding at period-end	2,566,069	2,564,907	2,564,095	2,557,284	2,558,546
Book value per share	$40.70	$40.42	$39.87	$39.63	$39.47

AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE RATE PAID
(Dollars in thousands, unaudited)

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Income and yields on tax-exempt obligations have not been computed on a tax equivalent basis. All average balances are daily average balances. Nonaccrual loans have been included in the table as loans carrying a zero yield for the period they have been on nonaccrual (dollars in thousands).

	Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$896,822	$12,588	5.69%	$900,832	$13,070	5.77%	$895,430	$12,233	5.49%
Interest-earning cash	95,999	1,010	4.27%	130,412	1,534	4.68%	107,361	1,416	5.30%
Investments	12,924	108	3.39%	13,263	132	3.96%	14,038	111	3.18%
Total interest-earning assets	$1,005,745	13,706	5.53%	1,044,507	$14,736	5.61%	$1,016,829	13,760	5.44%
Interest-Bearing Liabilities:
Savings and money market accounts	$335,419	2,058	2.49%	$350,495	2,476	2.81%	$284,455	1,866	2.64%
Demand and NOW accounts	140,905	108	0.31%	144,470	128	0.35%	159,762	141	0.35%
Certificate accounts	289,960	3,039	4.25%	301,293	3,413	4.51%	315,495	3,696	4.71%
Subordinated notes	11,766	168	5.79%	11,756	168	5.69%	11,724	168	5.76%
Borrowings	25,000	262	4.25%	30,546	331	4.31%	40,000	429	4.31%
Total interest-bearing liabilities	$803,050	5,635	2.85%	$838,560	6,516	3.09%	$811,436	6,300	3.12%
Net interest income/spread		$8,071	2.68%		$8,220	2.52%		$7,460	2.32%
Net interest margin			3.25%			3.13%			2.95%

Ratio of interest-earning assets to interest-bearing liabilities	125%			125%			125%
Noninterest-bearing deposits	$126,215			$130,476			$132,438
Total deposits	892,499	$5,205	2.37%	926,734	$6,017	2.58%	892,150	$5,703	2.57%
Total funding (1)	929,265	5,635	2.46%	969,036	6,516	2.68%	943,874	6,300	2.68%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

LOANS
(Dollars in thousands, unaudited)

	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Real estate loans:
One-to-four family	$262,457	$269,684	$271,702	$268,488	$279,213
Home equity	28,112	26,686	25,199	26,185	24,380
Commercial and multifamily	392,798	371,516	358,587	342,632	324,483
Construction and land	42,492	73,077	85,724	96,962	111,726
Total real estate loans	725,859	740,963	741,212	734,267	739,802
Consumer Loans:
Manufactured homes	42,448	41,128	40,371	38,953	37,583
Floating homes	86,626	86,411	86,155	81,622	84,237
Other consumer	18,224	17,720	18,266	18,422	18,847
Total consumer loans	147,298	145,259	144,792	138,997	140,667
Commercial business loans	14,690	15,605	17,481	17,860	19,075
Total loans	887,847	901,827	903,485	891,124	899,544
Less:
Premiums	688	718	736	754	808
Deferred fees, net	(2,309)	(2,374)	(2,488)	(2,604)	(2,475)
Allowance for credit losses - loans	(8,393)	(8,499)	(8,585)	(8,493)	(8,598)
Total loans held-for-portfolio, net	$877,833	$891,672	$893,148	$880,781	$889,279

DEPOSITS
(Dollars in thousands, unaudited)

	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Noninterest-bearing demand	$126,687	$132,532	$129,717	$124,915	$128,666
Interest-bearing demand	143,595	142,126	148,740	152,829	159,178
Savings	63,533	61,252	61,455	63,368	65,723
Money market	287,058	206,067	285,655	253,873	241,976
Certificates	289,474	295,822	304,630	311,784	321,340
Total deposits	$910,347	$837,799	$930,197	$906,769	$916,883

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Total nonperforming loans	$9,653	$7,491	$8,489	$8,909	$9,053
OREO and other repossessed assets	41	—	115	115	690
Total nonperforming assets	$9,694	$7,491	$8,604	$9,024	$9,743
Net charge-offs during the quarter	$(21)	$(13)	$(14)	$(17)	$(56)
Provision for (release of) credit losses during the quarter	(203)	14	8	(109)	(33)
Allowance for credit losses - loans	8,393	8,499	8,585	8,493	8,598
Allowance for credit losses - loans to total loans	0.95%	0.94%	0.95%	0.96%	0.96%
Allowance for credit losses - loans to total nonperforming loans	86.95%	113.46%	101.13%	95.33%	94.97%
Nonperforming loans to total loans	1.09%	0.83%	0.94%	1.00%	1.01%
Nonperforming assets to total assets	0.91%	0.75%	0.78%	0.84%	0.90%

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Total loans to total deposits	97.53%	107.64%	97.13%	98.27%	98.11%
Noninterest-bearing deposits to total deposits	13.92%	15.82%	13.95%	13.78%	14.03%

Average total assets for the quarter	$1,051,135	$1,089,067	$1,095,404	$1,070,579	$1,062,036
Average total equity for the quarter	$104,543	$103,181	$102,059	$100,961	$101,292

Contact

Financial:
Wes Ochs
Executive Vice President/CFO
(206) 436-8587

Media:
Laurie Stewart
President/CEO
(206) 436-1495